Exhibit 4.5

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The following description sets forth certain material terms and provisions of the common stock and warrants of MGO Global, Inc., a Delaware corporation, which are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the relevant provisions of the, and to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), which are filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, of which this Exhibit is a part, and are incorporated by reference herein. We encourage you to read the Certificate of Incorporation and the Bylaws for additional information. Unless the context requires otherwise, all references to “we,” “us,” “our” and the “Company” in this Exhibit 4.5 refer solely to MGO Global, Inc.

Authorized and Outstanding Capital Stock

Our authorized capital stock presently consists of 150,000,000 shares of common stock, par value $0.00001 per share, and 20,000,000 shares of “blank check” preferred stock, par value $0.00001 per share, none of which have been designated. As of April 1, 2024, we had 16,293,381 shares of common stock outstanding.

Common Stock

Voting

Each share of our common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders. Holders of our common stock are not entitled to cumulative voting rights with respect to the election of directors.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board of Directors (“Board”) out of funds legally available therefor.

Liquidation and Distribution

In the event of the liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Conversion, Redemption, and Preemptive Rights

Holders of the common stock have no preemptive, subscription, redemption or conversion rights.

Sinking Fund Provisions

There are no sinking fund provisions applicable to the common stock.

Stock Exchange Listing

Our common stock is listed on The Nasdaq Capital Market under the symbols “MGOL.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transhare Corporation, located at Bayside Center 1, 17755 US Highway 19N, Suite 140, Clearwater, Florida 33764. Transhare’s phone number is 303-662-1112 and its website is www.transhare.com.

Anti-Takeover Effects of the Certificate of Incorporation and Bylaws

The Certificate of Incorporation and Bylaws contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock of the Company held by stockholders.

Authorized but Unissued Preferred Stock

The Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of the Company’s management. Moreover, the Company’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the Company’s stockholders of opportunities to sell their shares of the common stock of the Company at prices higher than prevailing market prices.

Removal of Directors; Vacancies

Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, any director may be removed from office by the stockholders at any time, with or without cause and, in each case, only by the affirmative vote of the holders of a majority of the voting power of the outstanding voting stock, voting together as a single class, at any special meeting of the stockholders where the notice of which states that the removal of a director or directors is among the purposes of the meeting.

Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, disability, resignation, disqualification, removal from office or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence will hold office until such director’s successor is duly elected and qualified.

Special Stockholder Meetings

Subject to the rights of the holders of any future series of preferred stock, special meetings of stockholders may be called only (i) by the Chairman, (ii) by the Chief Executive Officer of the Company, (iii) a majority of the Board, or (iv) the holders of not less than 10% of all shares entitled to vote at the meeting. At any special meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws.

Consent of Stockholders in Lieu of Meeting

Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Company having custody of the book in which proceedings of meetings of stockholders are recorded.

Amendment of the Certificate of Incorporation

The Certificate of Incorporation provides that the Company reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in the Certificate of Incorporation.

Amendment of the Bylaws

The Bylaws may be amended or repealed or new bylaws may be adopted at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been properly described or referred to in the notice of such meeting, or (b) by the affirmative vote of the majority of the Board. If any bylaw regulating an impending election of directors is adopted, amended or repealed by the Board, there shall be set forth in the notice of the next meeting of stockholders for the election of directors the bylaw so adopted, amended or repealed, together with a precise statement of the changes made. Bylaws adopted by the Board may be amended or repealed by the stockholders.

Exclusive Forum Selection

The Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Company’s Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors or officers, which may discourage lawsuits against us or our directors or officers. The provision does not apply to any actions arising under the Securities Act and the Exchange Act, as is set forth in Article VII of our certificate of incorporation.